CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

CTG

July 26, 2006

10:00 a.m. EDT

Moderator

Ladies and gentlemen, thank you for standing by.  Welcome to the CTG Second Quarter Earnings Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session with instructions given at that time.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Mr. James Boldt.  Please go ahead.

J. Boldt

Thank you.  Good morning everyone.  This is Jim Boldt.  I want to thank you for joining us this morning for our Second Quarter 2006 Earnings Conference Call.  Joining me is our interim CFO, Brendan Harrington.  As to the format of the call this morning, I’m going to begin with a review of our financial results, then talk about the trends that we saw in the second

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

quarter, as well as what we anticipate in the third quarter and the remainder of 2006.  Then we’ll open the call for questions.

Before I begin, I want to mention that statements made in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations and predictions in the future are forward-looking statements.  It’s important to note that the company’s actual results could differ materially from those projected.  Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time from the company’s Securities and Exchange commission filing.

For the second quarter of 2006, CTG’s revenues were $85.8 million.  Net income was $808,000; cash earnings were $0.06 per share and net income per diluted share was $0.05.  Revenues increased 18% in the quarter, while net income increased by 30%.  Under the accounting rules that went into effect on January 1, 2006, the second quarter’s net income includes $144,000 after-tax non-cash charge for equity compensation.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

Revenues from IBM were $33.2 million in the second quarter of 2006, as compared to $26.9 million in the second quarter of 2005.  Quarterly revenues from our European operations were $14.4 million in the second quarter, an increase of 22% from the $11.8 million recorded in last year’s second quarter.  There was virtually no impact from exchange rate changes in the quarter.  Once again, our testing offering did very well in Europe in the second quarter.

On the balance sheet, our day’s sales outstanding decreased to 56 days from 81 days in the second quarter of 2005, largely as a result of our previously announced change to a cash discount option for a significant customer.

Our cash used in operations during the quarter was approximately $200,000.  We had $476,000 in capital expenditures and recorded depreciation expense of $638,000.

As previously announced on May 12, 2005, the board of directors authorized the re-purchase of an additional one million shares of company stock.  During the 2006 second quarter, while adhering to the SEC imposed volume limitations, we re-purchased back 150,400 shares of CTG

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

common stock.  The changes we made in managing receivables in the first quarter of the year have enhanced our ability to re-purchase shares.  We expect to continue our re-purchase program in the third quarter of 2006.

We’re pleased with our second quarter performance as we achieved an 18% increase in our revenues, and despite the new requirement to expense stock options, a 30% increase in profitability.  As for our total employment, we added 100 employees to our headcount during the quarter bringing our total employment to 3,800 employees at quarter’s end.

As to the individual business units, while our strategic staffing business had a good second quarter as was disclosed in our earnings release, we were informed on Monday by a significant customer of a reduction in their need for approximately 350 CTG staff.  The reduction is in our strategic staffing business and equates to $25 million to $30 million of revenue on an annualized basis.  This reduction is not a result of CTG’s performance, but rather a change in our client’s business needs.  While it’s unfortunate, the reality is that on the staffing side of the business, one of the reasons that our clients engage us is their ability to quickly increase and decrease staff.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

As to our solutions business, while it’s not back to what we’d consider our normal market, we continue to see an increase in demand for some of the high growth solutions that we’ve focused on.  The areas of greatest demand continue to include testing and information security in our life sciences, financial services and general industry markets.

In our healthcare vertical demand is strong for clinical transformation projects as well as transitional outsourcing from clients installing new software.  With respect to the National Healthcare System project in the U.K., the project is progressing and we expect to begin to ramp up staff on the project in the fourth quarter of the year.

Given the reduction in staffing, which will impact revenues in the last two months of the third quarter, we’re forecasting revenues in the range of $81.5 million to $83.5 million, an increase of 9% to 12% over the third quarter of 2005.  Given the revenue forecast, we expect that cash earnings in the third quarter of 2006 to be in the range of $0.04 to $0.06 per share and that GAAP earnings will be in the $0.03 to $0.05 per share range in the quarter.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

As for the full year, we believe that CTG’s 2006 revenues will be in the range of $330 million to $340 million, 12% to 15% above 2005 revenues.  We expect cash earnings per share to be $0.20 to $0.24, 43% to 71% higher than 2005, and that GAAP earnings per share will be $0.17 to $0.21, 21% to 50% better than our 2005 performance.

Because the pending headcount reduction is in our lower margin staffing business, the impact on our updated 2006 EPS guidance is a $0.02 per share reduction from the range of our previous guidance.  While disappointed with this reduction in our staffing business, we believe that our guidance continues to put us in the upper quartile in terms of performance in the IT services industry.

With that I’d like to open the call for questions if there are any.  Operator, would you please manage our question and answer period?

Moderator

We’ll go to the line of Rick Dauteuil with Columbia Management.  Please go ahead.

R. Dauteuil

Hello, Jim.  A couple things: what was the average price of the buyback in the quarter?

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

J. Boldt

I think it was $4.75, yes, $4.75.

R. Dauteuil

The cash impact from the large customer reduction, I assume some receivables.  Is there still a lag on the arrangement you made on the receivables there?  Can we expect net cash to come out to be positive as a result of that reduction?

J. Boldt

Yes.  Definitely.  It’s about $25 million to $30 million is probably at least a month’s worth of receivables at any point in time, so it will probably reduce either our debt or increase our cash by $2 million to maybe

$2.2 million.

R. Dauteuil

And again, just to remind us, on the buyback, is there any kind of restriction on that from your financing sources or you’re good to go?  I think you have about 600,000 still open.  Right?

J. Boldt

We clearly on the 600,000 that we still have open can re-purchase all of those without talking to our banks.  To go above that, there is a restriction; we’d have to go back to the banks.  Debt at the end of the quarter was about $3 million and that was on one of our bi-weekly payrolls.  The third quarter will be between our bi-weekly payroll, so there won’t be any

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

meaningful debt at all.  I don’t think there will be any resistance at all from our banks to increase the authorization.

R. Dauteuil

I’ll pass it on right now and maybe come back.  Thanks.

J. Boldt

Okay.  Thank you.

Moderator

Thank you.  We’ll go to the line of Christopher Mince with Boenning & Scattergood.  Please go ahead.

C. Mince

I was wondering if you could give me some color on the current pricing picture as it, perhaps, compares to maybe last year’s spreads?

J. Boldt

In terms of the ability to increase prices?

C. Mince

In terms of was there any increase in price that you’re receiving from your clients and if you have been able to pass those increases off to your staffing?

J. Boldt

Okay.  I’m going to have to give this to you on the staffing side of the business separate from the solutions side, because they’re acting very

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

differently right now.  Staffing side of the business, there is no price increases.  Wages and prices have remained flat really over the last year.

In some very select areas within staffing, and this is a very small percentage, we are starting to see a slight increase in pricing.  It would be things like IBM’s WebSphere or .net programming is starting to develop a scarcity of those type resources and clients have to pay more because it costs more to get those.

On the solutions side of the business, particularly for some of the higher value added, we’re passing along what I would consider to be normal wage increases on price increases, which are probably 3%.  It’s not broad based over all the solutions, but many of the solutions businesses have been able to raise prices.

C. Mince

Great.  Thank you.  Also regarding the solutions staffing mix after both the reduction of CTG staff needed by your significant customer and also the inclusion of your new business wins, could you approximate on where the solutions staffing mix will be in the future after these events transpire?

J. Boldt

That’s an excellent question.  Actually, as we only learned about this on Monday, we haven’t totally rerun projections.  However, in the first six

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

months of the year about 73% of our total business was in staffing; and I would expect that when we get to a full quarter that, that number will probably drop to maybe 67% or so, 67% or 68%.

Moderator

Thank you.  We’ll go to the line of Bill O’Loughlin with Brook Street Securities.  Please go ahead.

B. O’Loughlin

Jim, continued great work on the revenue growth and the income increase,  you’re doing a great job in turning CTG around.

J. Boldt

Thank you, Bill.

B. O’Loughlin

The question I have, Jim, is the NASDAQ listing, which as you know on occasion, the spreads are pretty wide.  On occasion, the price volatility, for example in the last week from top to bottom, the stock declined 25% from $4.90 ish down to $3.60 to $3.70 yesterday.  Are you satisfied with the way the stock now trades?  And if not, have you talked to NASDAQ?  And if so, what have they said to you, if anything, that you could share?  I’d appreciate that.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

J. Boldt

Well, we obviously aren’t satisfied with the spreads.  They’re much larger than we would like them to be and the volatility has been much more than we would have expected.

What NASDAQ told us from the beginning is that the specialists on the New York Stock Exchange, their particular company had probably traded our stock for 20 years, so they were very familiar with the way that it traded.  We currently have nine market makers, which is more than they would have expected for a new listing on NASDAQ.  That over a period of time as those individuals from those companies become more familiar with the way our stock trades, that the spreads will actually reduce.

The other thing that we’re doing is, we’re starting to get out more and talk to institutional investors.  Most of the time when you see the volatility, it’s clearly retail trades, 100 shares, for instance; somebody buying at the bid 100 shares and the bid being very low when the market opens.  So we’re starting to schedule conferences, etc. to see if we can’t attract more of the institutional investors and as you know, they tend to trade in a more stable fashion.

B. O’Loughlin

Keep up the great work.  Thank you.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

Moderator

Thank you.  We’ll go back to a follow-up with Rick Dauteuil with Columbia Management.  Please go ahead.

R. Dauteuil

One of my questions related to the NASDAQ experience so far.  We as shareholders don’t like to see that kind of volatility.  And I think particularly around the open, there has been some really abusive stuff I think as it relates to the market makers taking advantage of probably orders that don’t have limits on them.  Hopefully over time, that volatility declines some.

My follow-up question relates to the U.K. healthcare business that you’re a subcontractor on.  Can you give us a sense of just the size of that opportunity and how you expect it to ramp?  I guess you said Q4, it begins to ramp it.  How significant is that opportunity?

J. Boldt

I think that over time, the opportunity is very significant.  We currently are running at a run rate of about $6 million a year; that’s an annualized basis.  By the end of the year, it will probably, if we hit our projections, we’ll probably double that number, so it will be at about $10 million.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

But what’s happened, and it’s happened in almost every region, it’s not the prime contractor who’s having the problem.  It’s that the software isn’t running.  That’s what keeps pushing it out.  That’s why it’s gotten delayed.  So even at the end of this year, I don’t think that they’ll be doing a significant amount of installs in hospitals.  They’ll still be just starting up, so we would expect the business to go up even more next year.

We have some visibility because we talked to our customer, as to where they think they’ll be at the end of this year.  We really haven’t sat down with them and plotted out next year yet, but I would hope that it will be more than the $10 million run rate that we should be at by the end of this year.

R. Dauteuil

Nobody is doing installs now because the software continues not to be ready.

J. Boldt

I think they’ve done some betas with trying to install.  As you know in at least one of the regions, there are five regions, they went for about a year and a half and finally discontinued with the original software, and they selected another software vendor.  That, of course, pushed the project out.

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

That’s where we have most of our business.  We’ve heard rumblings that another one of the regions is thinking about doing the same thing.

Our understanding is that the NHS has not given any relief to the primes on when they had to be done.  I believe that they had to have them all installed five years from when the project started, which was probably two years ago.  And while we’ve not seen the contracts obviously with the National Healthcare System, my guess would be that there are probably some significant penalties if they don’t hit the dates.  There usually are.

So what’s going to happen is that if there is no relief on the dates, they’re going to have to ramp up more teams to do the installs in a shorter period of time.  By now, they should have been well, well on their way.  The original plan was that they would be doing a significant amount of installs at this point in time and it just hasn’t happened.

R. Dauteuil

What’s the latest feedback on the status of the software?

J. Boldt

One of the vendors I know has something that I believe the NHS has signed off on to install.  It does not meet all the NHS requirements.  So what’s going to happen is, they’ll do the initial installs, which as I said

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

they’re working on some now to see how well that works.  And then they’ll have to come back and do a fairly substantial version upgrade before the end of the five years.  Another one of the vendors I know is just way behind; I don’t think that they have anything even to put into a hospital as a beta.

R. Dauteuil

The primes that you were working with, are they further along or not?

J. Boldt

One of them I think is further along than some of the other regions because they switched, actually, software vendors and picked the one that was farther along.

Moderator

Thank you.  We have no further questions.

J. Boldt

Okay.  Well, I’d like to thank you for your continued support and for joining us this morning.  Have a great day.

Moderator

Ladies and gentlemen, this conference will be available for replay after 11:45 p.m. Eastern Time today through midnight July 29, 2006.  You may access the AT&T Teleconference Replay System at any time by dialing 1-

CTG

Host:  James Boldt

July 26, 2006/10:00 a.m. EDT

800-475-6701 and entering the access code 816209.  International participants dial 320-365-3844.

That does conclude our conference for today.  Thank you for your participation and for using AT&T Executive Teleconference.  You may now disconnect.